                                                                     EXHIBIT 2.1

MICHAEL A. MORRIS (State Bar No. 89842),
MARETA C. HAMRE (State Bar No. 151824),
EVE H. KARASIK (State Bar No. 155356), and
MARTIN R. BARASH (State Bar No. 162314), Members of
STUTMAN, TREISTER & GLATT
PROFESSIONAL CORPORATION
3699 Wilshire Boulevard, Suite 900
Los Angeles, California 90010
Telephone:  (213) 251-5100

Reorganization Counsel for Debtors
and Debtors in Possession

Debtors' Mailing Address:
- - ------------------------
13400 Riverside Drive
Sherman Oaks, California 91423


                         UNITED STATES BANKRUPTCY COURT
                         CENTRAL DISTRICT OF CALIFORNIA

In re                              )     Case No. SV 94-50060 KL
                                   )
HOUSE OF FABRICS, INC.,            )     Chapter 11
a Delaware corporation, dba        )
Fabric King; FABRICLAND, INC.,     )     (Administratively Consolidated
an Oregon corporation; SOFRO       )     with Cases No. SV 94-50061 KL;
FABRICS, INC., a Nevada            )     SV 94-50062 KL; SV  94-50064 KL;
corporation, dba House of          )     and SV 50065 KL)
Fabrics, Inc.; HOUSE OF            )
FABRICS OF SOUTH CAROLINA,         )      (This Pleading Applies
INC., a South Carolina             )           to All Cases)
corporation;  METROLINA            )
EXPRESS, INC., a South             )    DEBTORS' THIRD AMENDED  JOINT PLAN OF
Carolina corporation,              )    REORGANIZATION DATED MAY 23,
                                   )    1996
Debtors.                           )
                                   )
(Taxpayer Identification           )     (Confirmation Hearing
Numbers:  95-3426136;              )            Not Set)
93-0563309;  95-3171310;           )
95-2554189;  57-0746612)           )
- - -----------------------------------)

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                               TABLE OF CONTENTS
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                                                                            PAGE
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I.    INTRODUCTION..........................................................1

II.   DEFINITIONS, INTERPRETATION, AND RULES OF CONSTRUCTION................2
      A.  Definitions.......................................................2
      B.  Interpretation, Rules Of Construction, Computation
            Of Time, And Choice of Law......................................18
III.  DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS.................21
      A.  Secured Claims....................................................21
      B.  Certain Priority Unsecured Claims.................................22
      C.  Unsecured Claims Without Priority.................................22
      D.  Equity Interests And Related Rights...............................22

IV.   TREATMENT OF CLASSES OF CLAIMS, INTERESTS, AND
        UNCLASSIFIED CLAIMS OR INTERESTS....................................23
      A.  Unclassified Claims...............................................23
          1.  Administrative Claims.........................................23
              a.  Generally.................................................23
              b.  Post-Petition Date Trade Claims...........................23
              c.  Reclamation Claims........................................23
              d.  DIP Financing Claims......................................24
              e.  Administrative Claims Bar Date............................25
          2.  Treatment Of Priority Tax Claims..............................25

          3.  Treatment Of Intercompany Claims..............................27

          4.  Treatment Of Joint Liability Duplicate Claims
                Against Multiple Debtors (Including Guarantee
                Claims).....................................................27

      B.  Treatment Of Secured Claims.......................................27

          1.  Class 1A (Claims Arising Under The Credit Agreement)..........27

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
                a. Initial Cash Distribution................................27
                b. Stock Distributions......................................29

          2. Class 1B (Greenville And/Or AmSouth Bank Secured Claims).......31

          3. Class 1C (USBO Secured Claims).................................32

          4. Class 1D (York Secured Claims).................................33

          5. Class 1E (Other Secured Claims)................................34

          6. Class 1F (Secured Tax Claims)..................................35

      C.  Treatment Of Certain Priority Unsecured Claims....................36

      D.  Treatment Of General Unsecured Claims.............................36

          1. General Unsecured Claims.......................................36

          2. Insured Claims.................................................36

      E.  Treatment Of Equity Interests And Certain
            Rights Related Thereto..........................................37

          1.  Holders Of Existing HOF Common Stock..........................37

          2. Holders Of Existing Sofro Stock................................37

          3. Holders Of Existing Fabricland Stock...........................38

          4. Holders Of Existing HOFSC Stock................................38

          5. Holders Of Existing Metrolina Stock............................38

V.    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.................39

      A.  Assumption Of Executory Contracts  And Unexpired Leases...........39

          1. Assumption Generally...........................................39

          2. Assumptions Of Executory Contracts And Unexpired
               Leases Related To Real Property..............................40

          3. Approval Of Assumptions........................................41

          4. Objections To Assumption Of Executory Contracts And Unexpired
               Leases.......................................................41

          5. Objections To Proposed "Cure" Amounts..........................42

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                                      ii

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
          6.  Payments Related To Assumption Of Executory Contracts
                And Unexpired Leases........................................43

      B.  Executory Contracts And Unexpired Leases To Be Rejected...........44

      C.  Bar Date For Rejection Damages....................................45

      D.  Contracts Entered Into On Or After The Petition Date..............45

VI.   MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN....................46

      A.  Corporate Action And Financial Restructuring......................46

          1.  On The Effective Date:........................................46

          2.  Prior To The Effective Date:..................................47

      B.  Funding Of Plan...................................................50

      C.  Revesting Of Assets...............................................50

      D.  Management Of Reorganized Debtor..................................51

      E.  Exemption From Certain Transfer Taxes.............................52

      F.  Applicability Of Sections 1125 And 1145 Of The Bankruptcy
            Code To New HOF Common Stock And Other Securities
            Issued Under The Plan...........................................53

      G.  Objections To Claims..............................................54

      H.  Discharge Of Debtors And Injunction...............................54

      I.  Preservation Of Rights Of Action..................................57

      J.  Limitation Of Liability...........................................58

VII.  DISTRIBUTION..........................................................59

      A.  General...........................................................59

          1. Disbursing Agents..............................................59

          2. Transmittal Of Distributions To Parties Entitled Thereto.......59

          3. No Fractional Shares...........................................60

          4. Timing Of Distributions........................................61

          5. Compliance With Tax Requirements...............................62


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
          6. No Distributions On Account Of Disputed Claims Pending
               Allowance.....................................................62

          7. Initial Distribution Of New HOF Common Stock And Disputed Claims
               Reserve.......................................................63

          8. Class 3 Distributions After Allowance...........................64

          9. Class 3 Subsequent And Final Distributions......................64

          10. Treatment Of Contingent Claims.................................64

     B. Undeliverable Distributions..........................................65

          1. Holding And Investment Of Undeliverable Distributions...........65

          2. Failure To Claim Undeliverable Distributions....................66

     C. Estimation Of Unliquidated And Disputed Claims.......................66

VIII. EFFECTIVE DATE.........................................................68

IX. CONFIRMATION REQUEST.....................................................70

X. RETENTION OF JURISDICTION.................................................70

XI. MISCELLANEOUS PROVISIONS.................................................72

     A. Amendment And Modification Of The Plan...............................72

     B. Withdrawal Or Revocation Of The Plan.................................72

     C. Section 1111(b)(2) Election..........................................73

     D. Creditors' Committee And Equity Committee............................73

     E. Successors And Assigns...............................................74

     F. Severability Of Provisions Of The Plan...............................75

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                                      iv

                                      I.

                                 INTRODUCTION

          This "Debtors' Third Amended Joint Plan of Reorganization Dated May 23, 1996" (the "Plan") is proposed by House of Fabrics, Inc., a Delaware corporation, Sofro Fabrics, Inc., a Nevada corporation, Fabricland, Inc., an Oregon corporation, House of Fabrics of South Carolina, Inc., a South Carolina corporation, and Metrolina Express, Inc., a South Carolina corporation, the debtors and debtors in possession in the above-captioned, jointly administered cases pending under chapter 11 of the Bankruptcy Code (collectively, the "Debtors"), for the resolution of the Debtors' outstanding creditor Claims and equity security Interests. Reference is made to the "Disclosure Statement to Accompany Debtors' Third Amended Joint Plan of Reorganization Dated May 23, 1996" (the "Disclosure Statement") for a discussion of the Debtors' history, business, results of operations, historical financial information, and projections, and for a summary and analysis of the Plan. All creditors and equity security holders are encouraged to review the Disclosure Statement and the Plan before voting to accept or reject the Plan. To any extent the Plan is inconsistent with the Disclosure Statement, the Plan will govern. See Subsection II.B.1. In addition, there are other agreements and documents on file with the Bankruptcy Court or the Securities and Exchange Commission that may be referenced in the Plan or the Disclosure Statement and are available for review.

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                                      II.

                          DEFINITIONS, INTERPRETATION,
                           AND RULES OF CONSTRUCTION

     A.   DEFINITIONS.

          In addition to such other terms as are defined in other sections of the Plan, the following terms (which appear in the Plan as capitalized terms) have the following meanings as used in the Plan:

          1.  "ADDITIONAL BANK GROUP STOCK" shall have the meaning set forth in
Section IV.B.1.

          2. "ADMINISTRATIVE CLAIM" means a Claim for costs and expenses of administration under sections 503(b) or 507(b) of the Bankruptcy Code.

          3. "ALLOWED CLAIM" means a Claim against one or more of the Debtors to the extent that (a) a proof of such Claim was (i) timely Filed; or (ii) deemed timely Filed under applicable law or by reason of an order of the Bankruptcy Court; and (b)(i) after the deadline for Filing an objection to the Claim set forth in Section VI.G of the Plan has passed, the Debtors, Reorganized Debtors, or any other party in interest entitled to do so has not Filed an objection or any such objection is withdrawn following the expiration of such time period(s); (ii) the Claim is allowed (but only to the extent allowed) by a Final Order; (iii) the Claim is allowed under the Plan; or (iv) the Claim is a Class 3 Claim that is listed on the Allowed Claims List as of the Effective Date or any supplement to the Allowed Claims List Filed by the Debtors after the Effective Date. Prior to the time that an objection has been or may be timely Filed, for the purposes of the Plan, a Claim shall be considered an Allowed Claim if
(a) the Claim has been Scheduled; (b) the amount of the Claim specified in any Filed proof of Claim equals or is less than the amount of the Claim Scheduled by a Debtor as other than disputed, contingent or unliquidated; (c) the priority of the Claim specified in any Filed proof of Claim is of an equal or more junior priority than the priority of the Claim Scheduled by a Debtor; and (d) the Claim has not been Scheduled as disputed, contingent or unliquidated or as being in the amount of $0.00. Terms such as "ALLOWED PRIORITY TAX CLAIM" or "ALLOWED SECURED CLAIM" mean, by way of example, an Allowed Claim that is also a Priority Tax Claim or Secured Claim, respectively.

          4. "ALLOWED CLAIMS LIST" means the list, which the Debtors shall File on or prior to the Effective Date, as supplemented by the Debtors thereafter, of all Class 3 Claims to which the Debtors will not File objections and which will be deemed allowed as of the Effective Date. After the Effective Date, the Debtors may File supplements to the Allowed Claims List identifying Class 3 Claims that will be deemed Allowed as of the Filing of such Supplements. The Allowed Claims List shall not include any Claim as to which an objection is Filed by an entity other than the Debtors prior to the Effective Date.

          5. "ALLOWED DIP SECURED BANK GROUP CLAIMS" means the Claims of the Bank Group in connection with and/or relating to the DIP Financing Agreement, including all outstanding principal; all issued and outstanding letters of credit whether or not draws in whole, in part or at all have been made thereunder; unpaid interest; unreimbursed actual and reasonable costs and expenses,

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including but not limited to actual and reasonable legal fees and costs of the
DIP Agent, reasonable collateral audit fees and travel expenses of the DIP Agent and each DIP Bank Group participant, and reasonable financial advisory fees of the DIP Agent and each DIP Bank Group participant, incurred through the Effective Date in connection with and/or related to the DIP Financing Agreement. Such Claims are allowed for all purposes.

          6. "ALLOWED EQUITY INTEREST" means (a) an equity interest in HOF as reflected in the official records of the stock transfer agent as of the Confirmation Date, (b) HOF's 100 percent equity interest in Sofro, Fabricland, or HOFSC, or (c) HOFSC's 100 percent equity interest in Metrolina. The Debtors may rely exclusively on the official records of the stock transfer agent without further inquiry and shall not be liable for any damages resulting from any errors or omissions therein.

          7. "ALLOWED PRIORITY TAX CLAIM" means a Priority Tax Claim that is or becomes Allowed.

          8. "ALLOWED SECURED BANK GROUP CLAIMS" means the Claims of the Bank Group in connection with and/or related to the Credit Agreement in the principal amount of $86,078,000.00 as of May 1, 1996, together with all unpaid interest and unreimbursed costs and expenses, including but not limited to reasonable legal fees and costs of BofA and each Bank Group participant, reasonable financial advisory fees of BofA, collateral audit fees and the reasonable travel expenses of BofA and each Bank Group participant, incurred both prepetition and postpetition through the Effective Date of the Plan. Such Claims are allowed for all purposes.

          9. "ASSERTED RECLAMATION CLAIM" means a Claim asserted against a Debtor allegedly arising out of the holder's right to reclaim goods as set forth in Bankruptcy Code section 546(c), which right is disputed by the Debtors. All Asserted Reclamation Claims will be listed on the Reclamation Claim List.

          10. "BANK GROUP" means the present lenders under the Credit Agreement comprised of BofA (as Agent, as a bank and as assignee of First Union Corporation), Custodial Trust Company (assignee of First Interstate Bank of California and Sanwa Bank California), Citibank, N.A. (assignee of The Fuji Bank, Limited and the Daiwa Bank, Limited), The Industrial Bank of Japan, Limited, Istituto Bancario San Paolo Di Torino, NBD Bank, N.A., Societe Generale and Union Bank of Switzerland (assignee of United States National Bank of Oregon), or their successors in interest.

          11. "BANK GROUP STOCK VALUATION PERIOD" means the period commencing on the 60th day after the Effective Date and ending on the 120th day after the Effective Date.

          12. "BANKRUPTCY CODE" means title 11 of the United States Code, as the same was in effect on November 2, 1994, as amended by any amendments applicable to the Reorganization Cases.

          13. "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Central District of California or, in the event such court ceases to exercise jurisdiction over the Reorganization Cases, such other court or adjunct thereof that exercises jurisdiction over the Reorganization Cases.

          14. "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules of the United

States Bankruptcy Court for the Central District of California, and the guidelines and requirements of the Office of the United States Trustee for the Central District of California, as the same may from time to time be in effect and applicable to the Reorganization Cases and proceedings therein.

          15. "BAR DATE ORDER" means the "Order (1) Establishing Procedures and Deadlines for Filing Proofs of Claims and Interests; (2) Establishing Sanctions for Failure to Comply Therewith; and (3) Approving Form and Scope of Notice Thereof" entered by the Bankruptcy Court on March 14, 1995, as may be subsequently amended, modified, or supplemented.

          16. "BOFA" means The Bank of America National Trust and Savings Association in its capacities as agent for and member of the Bank Group.

          17. "CASH" means lawful currency of the United States and equivalents thereof, including, but not limited to, bank deposits, wire transfers, checks, and other similar items.

          18. "CLAIM" means a claim as such term is defined in section 101(5) and construed in section 102(2) of the Bankruptcy Code, as supplemented by the Bar Date Order.

          19. "CLASS" means one of the classes of Claims or Equity Interests established under Article III of the Plan pursuant to section 1122 of the Bankruptcy Code.

          20. "CONFIRMATION" means the entry of the Confirmation Order.

          21. "CONFIRMATION HEARING" means the hearing to be held by the Bankruptcy Court to consider confirmation of the Plan.

          22. "CONFIRMATION DATE" means the date of Confirmation.

          23. "CONFIRMATION ORDER" means the order of the Bankruptcy Court confirming the Plan.

          24. "CREDIT AGREEMENT" means that certain credit agreement entered into between the Obligated Debtors and the Bank Group and dated as of November 30, 1993, and as amended by the five amendments dated February 16, 1994, March 22, 1994, May 12, 1994, August 25, 1994, and September 1, 1994.

          25. "CREDITORS' COMMITTEE" means the Official Unsecured Creditors' Committee in the Reorganization Cases, as appointed by the Office of the United States Trustee.

          26. "DATE OF ASSESSMENT" of an Allowed Priority Tax Claim means (a) if the governmental unit holding such Allowed Priority Tax Claim assessed such Claim prior to the Petition Date, the date of such assessment, or (b) otherwise, the Effective Date.

          27. "DEBTORS" means House of Fabrics, Inc., a Delaware corporation, Sofro Fabrics, Inc., a Nevada corporation, Fabricland, Inc., an Oregon corporation, House of Fabrics of South Carolina, Inc., a South Carolina corporation, and Metrolina Express, Inc., a South Carolina corporation, the debtors in the above-captioned, jointly administered chapter 11 Reorganization Cases.

          28. "DEBTORS IN POSSESSION" means the Debtors, when acting in the capacity of representatives of the Estates in the Reorganization Cases.

          29. "DIP AGENT" means The Bank of America National Trust and Savings Association in its capacity as agent for the DIP Bank Group.

          30. "DIP BANK GROUP" means the lenders that comprise the Bank Group or, respectively, their successors in interest, but excluding Custodial Trust Company (Assignee of First Interstate Bank of California and Sanwa Bank California) and Istituto Bancario San Paolo Di Torino.

          31. "DIP FINANCING AGREEMENT" means the Revolving Credit Agreement dated March 31, 1995 among the Debtors and certain members of the Bank Group, as amended and restated.

          32. "DISBURSING AGENT" means any qualified Person that is designated under the Plan, the Confirmation Order, or by the Debtors or the Reorganized Debtor (including, if appropriate, the Reorganized Debtor) to disburse property pursuant to the Plan.

          33. "DISCLOSURE STATEMENT" means the "Disclosure Statement to Accompany Debtors' Third Amended Joint Plan of Reorganization Dated May 23, 1996" (and all annexes attached thereto or referenced therein) which relates to the Plan and is approved pursuant to section 1125 of the Bankruptcy Code in an order entered by the Bankruptcy Court, as such Disclosure Statement may be amended, modified, or supplemented.

          34. "DISPUTED CLAIM" or "DISPUTED EQUITY INTEREST" means a Claim or Equity Interest, respectively, as to which a proof of Claim or Equity Interest has been Filed or deemed Filed and that is not an Allowed Claim or Allowed Equity Interest.

          35. "DISPUTED CLAIMS RESERVE" means the property that may be reserved by the Disbursing Agent for the benefit of holders of Disputed Claims pursuant to Article VII of the Plan.

          36. "EFFECTIVE DATE" means the date specified as the Effective Date of the Plan in Article VIII.

          37. "EQUITY COMMITTEE" means the Official Committee of Equity Security Holders in HOF's Reorganization Case, as appointed by the Office of the United States Trustee.

          38. "EQUITY INTEREST" means an equity security as defined in section 101(16) of the Bankruptcy Code, including but not limited to any rights associated therewith, and any Claims arising from or relating to such Equity Interest, including but not limited to Claims for rescission.

          39. "ESTATES" means the estates created in the Reorganization Cases by section 541 of the Bankruptcy Code.

          40. "EXISTING HOF COMMON STOCK" means the common stock of HOF issued and outstanding prior to the Effective Date, and any rights incident thereto.

          41. "EXIT LOAN AGREEMENT" means the agreement to provide financing to the Reorganized Debtor effective as of the Effective Date. The Exit Loan Agreement will provide for a revolving loan to the Reorganized Debtor having the terms and conditions substantially as set forth in the Exit Loan Agreement documents to be filed with the Court no later than twenty-one (21) days prior to the Confirmation Hearing, which shall not be inconsistent with the following terms:

               a. The amount of the commitment shall be no more than $65 million. The Debtors shall be able to borrow an amount equal to no less than fifty-five percent (55%) of the cost of the Debtors' inventory.

               b. The Exit Loan Agreement shall have a maturity date of three years following the Effective Date.

               c. The interest rate shall be no greater than prime plus one and one-quarter percent (1.25%) (or an alternative rate at the option of the Debtors).

               d. The loans made pursuant to the Exit Loan Agreement shall be secured by substantially all of the assets of the Reorganized Debtor, provided, however, that such security interest shall not attach until after, or as part of the same transaction, the distributions required under the Plan to be made to the DIP Bank Group and Class 1A (other than the distribution of any Additional Bank Group Stock) have been made.

          42. "FABRICLAND" means Fabricland, Inc., an Oregon corporation and a wholly owned subsidiary of HOF.

          43. "FILE" or "FILED" means file or filed with the Bankruptcy Court in the Reorganization Cases.

          44. "FINAL ORDER" means an order as to which (a) the time to appeal or petition for certiorari has expired and as to which no appeal or petition for certiorari has been timely filed, or (b) as to which any appeal or petition for certiorari that has been filed has been resolved by the highest court to which the order was timely appealed or from which certiorari was sought, and after which such order is enforceable due to the highest court's (i) affirmance of the order in whole or in relevant part,

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(ii) denial of certiorari, or (iii) dismissal of the appeal or petition for certiorari.

          45. "GREENVILLE" means the County of Greenville, South Carolina.

          46. "HOF" means House of Fabrics, a Delaware corporation.

          47. "HOFSC" means House of Fabrics of South Carolina, Inc., a South Carolina corporation and a wholly owned subsidiary of HOF.

          48. "INITIAL BANK GROUP STOCK" shall have the meaning set forth in section IV.B.1.

          49. "IRS" means the Internal Revenue Service of the United States of America.

          50. "MAULDIN FACILITY" means the real property on which the Debtors have maintained their processing and distribution center located in Mauldin, South Carolina and owned by HOFSC.

          51. "MAULDIN IRBS" means the Third Series of Industrial Revenue Bonds issued by Greenville that mature in fiscal year 1998.

          52. "METROLINA" means Metrolina Express, Inc., a South Carolina corporation, and a wholly owned subsidiary of HOFSC.

          53. "MINIMUM VOLUME BUSINESS DAY" means a business day on which at least 150,000 shares of New HOF Common Stock are traded on all recognized domestic exchanges.

          54. "NEW HOF COMMON STOCK" means the common stock of the Reorganized Debtor to be distributed pursuant to the Plan.

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

          55. "OBLIGATED DEBTORS" means those Debtors obligated under the Credit Agreement, i.e., HOF, Sofro, Fabricland, and HOFSC.

          56. "PETITION DATE" means November 2, 1994.

          57. "PRICING PERIOD" means the period commencing on the 121st day after the Effective Date and ending on the 150th day after the Effective Date.

          58. "PRIORITY TAX CLAIM" means a Claim by a governmental unit entitled to priority in payment pursuant to any provision of section 507(a) of the Bankruptcy Code.

          59. "PROFESSIONAL PERSON" means a person retained or to be compensated pursuant to order of the Bankruptcy Court or under sections 326, 327, 328, 330, 503(b)(2) or (4), 1103, or 1107(b) of the Bankruptcy Code.

          60. "PRO RATA" means proportionately so that the ratio of the amount of consideration distributed on account of a particular Allowed Claim or Allowed Equity Interest at a particular time to the amount of the Allowed Claim or Allowed Equity Interest is the same as the ratio of the amount of consideration distributed at that time on account of all Allowed Claims and Allowed Equity Interests of the Class in which the particular Allowed Claim or Allowed Equity Interest is included to the amount of all Allowed Claims and Allowed Equity Interests of that Class.

          61. "RECLAMATION AMOUNT" means the dollar amount of goods that the Debtors assert a holder of an Asserted Reclamation Claim could have been entitled to reclaim pursuant to Bankruptcy Code section 546(c) if the Debtors had been insolvent on the Petition Date, as set forth in the Reclamation Claim List.

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

          62. "RECLAMATION CLAIM LIST" means the list, which the Debtors shall File prior to the final hearing to consider the adequacy of the Disclosure Statement, of all Asserted Reclamation Claims on account of which the Debtors received demands for reclamation from the holders of such Claims. The Reclamation Claim List shall set forth the Asserted Reclamation Claim and the Reclamation Amount.

          63. "REFERENCE RATE" means the rate of interest publicly announced from time to time by BofA in San Francisco, California as its "reference rate."

          64. "RELEASE OF CLAIMS" means the general release of claims to be executed by the Debtors in favor of the Bank Group in a form acceptable to BofA.

          65. "REORGANIZATION CASES" means the above-captioned cases pending in the Bankruptcy Court under chapter 11 of the Bankruptcy Code for the Debtors.

          66. "REORGANIZED DEBTOR" means HOF (including its capacity as successor by merger to Sofro, Fabricland, HOFSC and Metrolina) on and after the Effective Date.

          67. "SCHEDULED" means set forth in the Schedules of Assets and Liabilities.

          68. "SCHEDULES OF ASSETS AND LIABILITIES" means the Schedules of Assets and Liabilities Filed by each of the Debtors, as the same have been or may be amended from time to time prior to the Effective Date.

          69. "SECURED CLAIM" means a Claim other than an Administrative Claim, plus any allowable interest thereon from the Petition Date until the Effective Date at a rate determined under section 506(b) and any fees or charges that are allowable under section 506(b), that is secured by a lien on property in which the Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code. Notwithstanding the preceding sentence, in the absence of a proper and timely election under section 1111(b)(2) of the Bankruptcy Code with respect to the Plan by the Class including such Secured Claim, which election shall not have been revoked by such Class within 20 days following a material modification of this Plan with respect to such Class, a Claim shall be a Secured Claim only to the extent of the lesser of (a) the amount of the Claim that is an Allowed Claim or (b) the value of the claimholder's interest in the Estates' interest in such property or to the extent of the amount subject to setoff, as applicable, as determined under section 506(a) of the Bankruptcy Code.

          70. "SERIES A WARRANTS" means the warrants to purchase a package of securities consisting of (a) one share of New HOF Common Stock and (b) one Series B Warrant, having the following terms and conditions:

               a. The exercise price of the Series A Warrants shall be equal to the lesser of (i) 90% of the average closing price at which the New HOF Common Stock trades on the New York Stock Exchange during the Pricing Period and (ii) $4.50;

               b. The Series A Warrants shall be exercisable for a period commencing 151 days after the Effective Date and expiring 270 days after the Effective Date;

               c.  The Series A Warrants shall be transferable; and

               d. The Series A Warrants shall have such other terms and conditions, not inconsistent with the foregoing as shall be set forth in the Series A Warrant Agreement.

          71. "SERIES A WARRANT AGREEMENT" means the document governing the terms and conditions of the Series A Warrants which shall be Filed twenty-one
(21) days prior to the Confirmation Hearing.

          72. "SERIES B WARRANTS" means the warrants to purchase a package of securities consisting of (a) one share of New HOF Common Stock and (b) one Series C Warrant, having the following terms and conditions:

               a. The exercise price of the New HOF Common Stock shall be the greater of (i) 140% of the average closing price during the Pricing Period and (ii) $6.00;

               b. The Series B Warrants shall be exercisable after the twenty-first (21st) month but before the end of the twenty-fourth (24th) month after the Effective Date;

               c.  The Series B Warrants shall be transferable; and

               d. The Series B Warrants shall have such other terms and conditions as shall be set forth in the Series B Warrant Agreement.

          73. "SERIES B WARRANT AGREEMENT" means the document governing the terms and conditions of the Series B Warrants which shall be Filed twenty-one
(21) days prior to the Confirmation Hearing.

          74. "SERIES C WARRANTS" means the warrants to purchase an additional share of New HOF Common Stock, having the following terms and conditions:

               a. The purchase price of the New HOF Common Stock shall be greater of (i) 200% of the average closing price during the Pricing Period and (ii) $10.00;

               b. The Series C Warrants shall be exercisable during the period commencing upon their issuance and ending five years following the Effective Date;

               c.  The Series C Warrants shall be transferable; and

               d. The Series C Warrants shall have such other terms and conditions as shall be set forth in the Series C Warrant Agreement.

          75. "SERIES C WARRANT AGREEMENT" means the agreement governing the terms and conditions of the Series C Warrants which shall be Filed twenty-one
(21) days prior to the Confirmation Hearing.

          76. "SOFRO" means Sofro Fabrics, Inc., a Nevada corporation and a wholly owned subsidiary of HOF.

          77. "STOCK FAIR MARKET VALUE" means, with respect to a share of the New HOF Common Stock, if such security is listed on a recognized domestic exchange, the daily trading price of such security. The daily trading price on any business day shall be the average of the closing trading prices on such day of such security on all recognized domestic exchanges on which such security is then listed, or if there shall have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day. If such security is listed on a recognized domestic exchange, the term "business days" as used in this definition shall mean business days on which such exchange is open for trading. If at any time during which the Stock Fair Market Value is being determined such security is not listed on a recognized domestic exchange, "Stock Fair Market Value" shall be the fair market value of a share of such security and shall be reasonably determined by the Board of Directors of the Reorganized Debtor, said valuation to be delivered to the respective Bank Group members on or before the 125th day after the Effective Date of the Plan. In the event that, within five (5) business days after receipt of written notice of the valuation by the Board of Directors, any Bank Group member gives the Reorganized Debtor notice that it disagrees with the Board's valuation, then the Stock Fair Market Value for any Bank Group member who disputed the Board of Directors' valuation shall be determined by a nationally recognized investment banking firm chosen by the Reorganized Debtor which firm does not have a business relationship with the Reorganized Debtor or its officers or directors. The Reorganized Debtor and any Bank Group member that disputed the Board's valuation shall be afforded adequate opportunities to discuss the appraisal with the investment banking firm. The decision as to fair market value shall be binding upon the Reorganized Debtor and all Bank Group members who disputed the Board of Directors' valuation.

          78. "USBO" means the United States Bank of Oregon.

          79. "USBO NOTES" means those notes evidencing the Debtors' obligations to the USBO secured by the real property located at: (a) 7209 Highway 99, Vancouver, Washington 98665-8827 (#426 WR Anderson DLC, Clark County, Washington); (b) 1991 Olympic Street, Springfield, Oregon 97477 (17-03-25-3-1-07600, Laret County, Oregon); (c) 1791 S.W. Court
Avenue, Pendleton, Oregon 97801 (Section #10, Lot #C3592, Umatillo County, Oregon); (d) 1430 N.W. 9th Avenue, Corvallis, Oregon 97330 (Lot #00700, Section 26, Benfont County, Oregon); and (e) 702 West Nobb Hill Boulevard, Yakima, Washington 98902-5522 (Parcel #5-500000-10920, Yakima County, Washington).

          80. "USBO TERM NOTE" means the promissory note of the Reorganized Debtor to be distributed to USBO pursuant to Article IV.B.3 of the Plan and the documents necessary for the implementation thereof, which shall be Filed twenty-one (21) days prior to the Confirmation Hearing.

          81. "UNSECURED CLAIM" means a Claim against Debtors that is not an Administrative Claim, Priority Tax Claim, or Secured Claim.

          82. "YORK" means Dale A. York and Bernice C. York, holders of the York Note.

          83. "YORK NOTE" means the note evidencing any of the Debtors' obligations to York which is secured by the real property located at 702 West Nobb Hill Boulevard, Yakima, Washington 98902.

     B. INTERPRETATION, RULES OF CONSTRUCTION, COMPUTATION OF TIME, AND CHOICE OF LAW.

          1. The provisions of the Plan shall control over the contents of the Disclosure Statement. The provisions of the Confirmation Order shall control over the contents of the Plan.

          2. Any term used in the Plan that is not defined in the Plan, either in this Article II (Definitions) or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules has the meaning assigned to that term in (and shall be construed in accordance with the rules of construction under) the Bankruptcy Code or the Bankruptcy Rules. Without limiting the foregoing, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply. The definitions and rules of construction contained herein do not apply to the Disclosure Statement or to the Exhibits to the Plan except to the extent expressly so stated in the Disclosure Statement or in each particular Exhibit to the Plan.

          3. The words "herein", "hereof", "hereto", "hereunder", and others of similar import refer to the Plan as a whole and not to any particular Article, Section, Subsection, or Clause contained in the Plan.

          4. Unless specified otherwise in a particular reference, all references in the Plan to Articles, Sections, Subsections, Clauses, and Exhibits are references to Articles, Sections, Subsections, Clauses, and Exhibits of or to the Plan.

          5. Any reference in the Plan to a contract, document, instrument, release, bylaw, certificate, exhibit, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions.

          6. Any reference in the Plan to an existing document or exhibit means such document or exhibit, as it may have been amended, restated, modified, or supplemented as of the Effective Date.

          7. Captions and headings to Articles, Sections, Subsections, and Clauses in the Plan are inserted for convenience of reference only and shall neither constitute a part of the Plan nor in any way affect the interpretation of the provisions hereof.

          8. Whenever from the context it is appropriate, each term stated in either the singular or the plural shall include both the singular and the plural.
          9. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

          10. Whenever a distribution of property is required to be made on a particular date, the distribution shall be made on such date or as soon as practicable thereafter, provided, however, that time is of the essence regarding distributions of property to the Bank Group and DIP Bank Group.

          11. All exhibits to the Plan are incorporated into the Plan, and shall be deemed to be included in the Plan, regardless of when they are Filed.

          12. Subject to the provisions of any contract, certificate, bylaws, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules.

                                     III.

                            DESIGNATION OF CLASSES
                        OF CLAIMS AND EQUITY INTERESTS


          The following is a designation of the Classes of Claims and Equity Interests under the Plan. Administrative Claims and Priority Tax Claims have not been classified and are excluded from the following Classes in accordance with section 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and is classified in a different Class to the extent that any remainder of the Claim or Equity Interest qualifies within the description of such different Class.

      A.  SECURED CLAIMS.

          Class 1A:  All Allowed Secured Bank Group Claims.
          --------

          Class 1B:  All Secured Claims of Greenville or AmSouth Bank against
          --------
any of the Debtors arising in connection with Greenville's issuance of the Mauldin IRBs and all other related documents including without limitation the leases of the Debtors' Mauldin Facility.

          Class 1C:  All Secured Claims of USBO against any of the Debtors
          --------
arising under, evidenced by, or relating to the USBO Notes.

          Class 1D:  All Secured Claims of York against any of the Debtors
          --------
arising under, evidenced by, or relating to the York Note.

          Class 1E:  All other Secured Claims against any of the Debtors that
          --------
are not included in Classes 1A, 1B, 1C, 1D, or 1F hereof. Each Secured Claim in Class 1E shall be considered to be in its own separate sub-Class within Class 1E.

          Class 1F:  All Secured Claims against any of the Debtors for taxes.
          --------
Each Secured Claim in Class 1F shall be considered to be in its own separate sub-Class within Class 1F.

     B.   CERTAIN PRIORITY UNSECURED CLAIMS.

          Class 2:  All Unsecured Claims against the Debtors that are specified
          -------
as having priority in sections 507(a)(3), 507(a)(4), 507(a)(5), or 507(a)(6) of the Bankruptcy Code.

     C.   UNSECURED CLAIMS WITHOUT PRIORITY.

          Class 3:  All Unsecured Claims against the Debtors that are not
          -------
entitled to priority under section 507(a) of the Bankruptcy Code and that are not classified in any other Class, including, without limitation, Unsecured Claims of trade creditors and Unsecured Claims arising from the rejection of executory contracts and unexpired leases.

          Class 4:  All Unsecured Claims against the Debtors to the extent such
          -------
Claims are covered by one or more of the Debtors' insurance policies.

     D.   EQUITY INTERESTS AND RELATED RIGHTS.

          Class 5A:  All Equity Interests and rights related thereto consisting
          --------
of, arising under, or relating to the Existing HOF Common Stock.

          Class 5B:  All Equity Interests in Sofro.
          --------

          Class 5C:  All Equity Interests in Fabricland.
          --------

          Class 5D:  All Equity Interests in HOFSC.
          --------

          Class 5E:  All Equity Interests in Metrolina.
          --------

                                      IV.

                             TREATMENT OF CLASSES
                           OF CLAIMS, INTERESTS, AND
                       UNCLASSIFIED CLAIMS OR INTERESTS

     A.   UNCLASSIFIED CLAIMS.

          1.   ADMINISTRATIVE CLAIMS.

               a.   GENERALLY.

          Except as provided otherwise in this Article IV of the Plan, each holder of an Allowed Administrative Claim, including but not limited to professionals' fees incurred by the Professional Persons and allowed by the Bankruptcy Court, shall be paid by the Reorganized Debtor on the Effective Date and shall receive, on account of and in full satisfaction of such Allowed Administrative Claim, Cash equal to the amount thereof net of any offset, unless the holder agrees to less favorable treatment of such Allowed Administrative Claim. Without limiting the foregoing, all fees payable by the Debtors under section 1930 of title 28 of the United States Code that have not heretofore been paid shall be paid by the Reorganized Debtor on the Effective Date.

               b.   POST-PETITION DATE TRADE CLAIMS.

          Post-Petition Date trade Claims incurred by the Debtors in the ordinary course of their business shall be paid according to ordinary trade terms in the absence of an express agreement to the contrary.

               c.   RECLAMATION CLAIMS.

          Each holder of an Asserted Reclamation Claim that does not file an adversary proceeding seeking allowance and payment of its Asserted Reclamation Claim under section 546 of the Bankrupt-cy Code within ten days after the Confirmation Date shall receive on the Effective Date 25% of the Reclamation Amount as set forth in the Reclamation Claim List and shall receive the balance in 12 equal monthly installments commencing on the last day of the month following the month in which the Effective Date occurs. Such payments shall be in full satisfaction of such holder's asserted entitlement to an Administrative Claim or to reclamation of goods. Any holder of an Asserted Reclamation Claim that timely files an adversary proceeding seeking allowance and payment of its Asserted Reclamation Claim pursuant to section 546 of the Bankruptcy Code shall receive the amount, if any, determined to be entitled to administrative priority by the Bankruptcy Court, subject to the disposition of any appeal, or such other amount as may be agreed by the parties.

               d.   DIP FINANCING CLAIMS.

          The Allowed DIP Secured Bank Group Claims shall be paid in full on or prior to the Effective Date; provided, however, that letters of credit relating to the Allowed DIP Secured Bank Group Claim shall be treated as follows: (1) all reimbursement obligations that have become fixed on or before the Effective Date or, with the passing of time would become fixed after the Effective Date, shall be paid in full on or before the Effective Date, together with all associated fees, costs and charges, including without limitation actual and reasonable attorneys' and financial advisors' fees, and (2) all such letters of credit shall either be replaced and returned such that all liability of the issuer(s) thereof shall forever be terminated, canceled and annulled or the issuer shall receive cash in the amount of 105 percent (105%) of the face amount of such letters of credit to be held as cash collateral for the reimbursement obligations relating to such letters of credit, with interest on such cash collateral accruing, but not being paid, until expiration of such letters of credit, without liability to the issuer. Notwithstanding any contrary provision in this Plan, the Debtors' duty to pay fees and costs, including without limitation actual and reasonable attorneys' fees incurred or billed after the Effective Date in connection with actions taken or requests made by the Debtor or Reorganized Debtor shall survive the Effective Date and shall not be discharged.

               e.   ADMINISTRATIVE CLAIMS BAR DATE.

          Sixty days following the Effective Date shall be the last date by which Administrative Claims other than trade claims arising in the ordinary course of business and Claims of Professional Persons for post-Petition Date Services must be Filed. Any such Claim that is not Filed within 60 days after the Effective Date shall be barred and the holder shall not be entitled to any distribution on account of such Claim.

          2.   TREATMENT OF PRIORITY TAX CLAIMS.

          The holder of an Allowed Priority Tax Claim shall not be entitled to receive any payment on account of post-Petition Date interest, or on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim (except to the extent allowable as a part of an Allowed Priority Tax Claim pursuant to section 507(a)(1) of the Bankruptcy Code). Any such Claim or demand for any such penalty shall be discharged by Confirmation of the Plan and section 1141(d)(1) of the Bankruptcy

Code, and the holder of an Allowed Priority Tax Claim shall not assess or attempt to collect such penalty from the Debtors, the Reorganized Debtor, their affiliates, or their directors or officers.

          Each holder of an Allowed Priority Tax Claim that has not been paid prior to the Confirmation Date shall receive deferred Cash payments over a period not exceeding six (6) years from the Date of Assessment of such Allowed Priority Tax Claim, in an aggregate amount equal to the amount of such Allowed Priority Tax Claim, plus interest from the Effective Date on the unpaid portion thereof, without penalty of any kind, at the rate prescribed below. The payment of each such Allowed Priority Tax Claim shall be made in equal quarterly installments with the first installment due on the latest of: (i) the first business day following the end of the first full fiscal quarter of the Reorganized Debtor following the Effective Date, (ii) the first business day following the end of the first full fiscal quarter of the Reorganized Debtor following the date on which an order allowing such Priority Tax Claim becomes a Final Order, and (iii) such other time or times as may be agreed in writing between the Reorganized Debtor and the holder of such Allowed Priority Tax Claim. Each installment shall include simple interest on the unpaid balance of the Allowed Priority Tax Claim, without penalty of any kind, at the nondefault statutory rate of interest provided for such taxes under applicable nonbankruptcy law as of the Effective Date; provided, however, that the Reorganized Debtors reserve the right to pay or to prepay any Allowed Priority

Tax Claim, or any remaining balance thereof, in full, at any time on or after the Effective Date, without premium or penalty.

          3.   TREATMENT OF INTERCOMPANY CLAIMS.

          Claims of one or more Debtors against one or more other Debtors shall be eliminated for all purposes by offset, dividend, contribution to capital, or the effect of the merger of Sofro, Fabricland, HOFSC and Metrolina into the Reorganized Debtor; and such claims shall not be considered Allowed Claims under the Plan for any purpose.

          4.   TREATMENT OF JOINT LIABILITY DUPLICATE
               CLAIMS AGAINST MULTIPLE DEBTORS
               (INCLUDING GUARANTEE CLAIMS).

          Any creditor that asserts Claims against two or more Debtors based on their joint liability (including any creditor who asserts Claims against one Debtor as primary obligor and against another Debtor based on such Debtor's guarantee of the primarily obligated Debtor's obligation to that creditor), will hold only one such Claim; and any duplicative claims against any other Debtor based on that other Debtor's joint liability will be disallowed.

     B.   TREATMENT OF SECURED CLAIMS.

          1.   CLASS 1A (CLAIMS ARISING UNDER THE
               CREDIT AGREEMENT).

          Class 1A is impaired under the Plan. Holders of Allowed Secured Bank Group Claims shall receive the following treatment:

               a.   INITIAL CASH DISTRIBUTION

                    1. $76,500,000 in Cash less any amount paid in reduction of the principal amount of the Allowed

          Secured Bank Group Claims in Class 1A after May 1, 1996 ("Settlement Sum"), together with all unpaid interest that is a component of the Allowed Secured Bank Group Claims ("Interest"), shall be paid to the holders of Allowed Secured Bank Group Claims on the Effective Date, to be allocated among those holders by applying the percentages provided in writing by BofA to the Debtors before the Effective Date (the "Percentage Allocation") to such Settlement Sum and Interest;

                    2. All unreimbursed reasonable costs and expenses, including but not limited to reasonable legal fees and costs of holders of Allowed Secured Bank Group Claims, reasonable financial advisory fees of BofA, and reasonable collateral audit fees and travel expenses of BofA and each other member of the Bank Group, incurred both prepetition and postpetition in connection with and/or related to the Credit Agreement through the Effective Date of the Plan, shall be paid on the Effective Date or upon demand to BofA and each holder of an Allowed Secured Bank Group Claim to the extent incurred by each such holder and not on a pro rata basis; and

                    3. Notwithstanding any contrary provision in the Plan, each holder of an Allowed Secured Bank Group Claim shall be entitled to recover from the Reorganized Debtor its respective actual and reasonable costs and expenses, including reasonable attorneys' fees, incurred after the Effective Date arising out of or relating to actions requested by the Reorganized

          Debtor, including by way of example and not limitation assisting the Reorganized Debtor in obtaining formal releases of liens that secure Allowed Secured Bank Group Claims.

               b.   STOCK DISTRIBUTIONS.

                    1. On the Effective Date, each holder of an Allowed Secured Bank Group Claim shall receive its Percentage Allocation of 685,000 shares of New HOF Common Stock (the "Initial Bank Group Stock"), representing five percent (5%) of the New HOF Common Stock to be issued on the Effective Date, subject to dilution by the Series A Warrants, the Series B Warrants, the Series C Warrants, the shares to be issued pursuant to options under the equity incentive plans for officers, directors, and employees of the Reorganized Debtor described in Section VI.A.2 hereof, and/or any Additional Bank Group Stock.

                    2. If (a) the average Stock Fair Market Value during the Bank Group Stock Valuation Period multiplied by 685,000 (the "Bank Group Stock Value") is less than two million dollars ($2,000,000), and
          (b) the Stock Fair Market Value multiplied by 685,000 is two million dollars ($2,000,000) or more on fewer than 15 Minimum Volume Business Days from the Effective Date through 120 days thereafter, then, subject to the following sentence, each holder of an Allowed Secured Bank Group Claim as of the Effective Date shall receive, on or before 127 days after the Effective Date (unless the

          New HOF Common Stock is not listed on a recognized domestic exchange during that period, in which case the distribution shall be made as soon as reasonably practicable after a determination of Stock Fair Market Value is made), its Percentage Allocation of either:

                         (x) Additional shares of New HOF Common Stock ("Additional Bank Group Stock") such that the average Stock Fair Market Value during the Bank Stock Valuation Period multiplied by the sum of the amount of Initial Bank Group Stock plus the amount of Additional Bank Group Stock shall equal at least two million dollars ($2,000,000)

                                 or

                         (y) an amount of Cash equal to the difference between
               the Bank Group Stock Value and two million dollars ($2,000,000), with the determination of whether the distribution shall be Additional Bank Group Stock or Cash to be in the sole discretion of the Reorganized Debtor.

                    3. If the Stock Fair Market Value multiplied by 685,000 is at least two million dollars ($2,000,000) on at least 10 Minimum Volume Business Days but fewer than 15 Minimum Volume Business Days during the period from the Effective Date through 120 days thereafter, then each holder of an Allowed Secured Bank Group Claim shall receive only one-half of the Additional Bank Group Shares or Cash set forth in the preceding sentence.

          2.   CLASS 1B (GREENVILLE AND/OR AMSOUTH
               BANK SECURED CLAIMS).

          Class 1B is not impaired under the Plan, and each holder of a Class 1B Allowed Secured Claim is conclusively presumed to have voted to accept the Plan under section 1126(f) of the Bankruptcy Code. Except as otherwise agreed in writing with the Debtors or the Reorganized Debtor, each holder of an Allowed Secured Claim in Class 1B shall be treated as follows:

               a.  any default other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code shall be cured, without recognition of any default rate of interest or other similar penalty or charge, and upon such cure, no default shall then exist with respect to the Allowed Secured Claim;

               b. the maturity of the Allowed Secured Claim shall be reinstated as the maturity existed before any default without recognition of any default rate of interest or other similar penalty or charge;

               c. the holder of the Allowed Secured Claim shall be compensated for actual damages incurred as a result of any reasonable reliance by the holder on any provision that entitled the holder to accelerate the maturity of the Allowed Secured Claim; and

               d. the legal, equitable, or contractual rights to which the Allowed Secured Claim entitles the holder shall not otherwise be altered.

          3.   CLASS 1C (USBO SECURED CLAIMS).

          Class 1C is impaired under the Plan. The Holder of the Allowed Secured Claim in Class 1C shall receive (i) Cash in an amount equal to all accrued but unpaid interest as of the Effective Date at the non-default rate set forth in the USBO Notes and any other allowed costs and expenses under the USBO Notes accrued through the Effective Date, and (ii) the USBO Term Note, which shall have the following terms and provisions:

               a. Amount: The USBO Term Note shall have a principal amount equal to the amount of the Allowed Secured Claim of USBO as of the Petition Date minus the proceeds of any collateral securing the USBO Note used to reduce the principal amount of the USBO Note before the Effective Date.

               b. Term: The USBO Term Note shall have a term of five years and shall mature on the fifth anniversary of the Effective Date.

               c. Interest Rate: The USBO Term Note shall bear simple interest at the rate of the Treasury Constant Maturities Rate plus 4.5% per annum (the "USBO Rate"), fixed for the first two years after the Effective Date at the USBO Rate on the Effective Date and variable at the USBO Rate thereafter.

               d. Payments: The holder of the USBO Term Note shall receive monthly payments of interest plus principal in an amount sufficient to fully amortize the USBO Term Note in a period of 15 years. All unpaid principal and interest shall be paid on the fifth anniversary of the Effective Date.

               e. Security: The USBO Term Note shall be secured by the same property of the Estates securing the Allowed Secured Claim of USBO as of the Effective Date (the "USBO Assets"). Upon a sale of any USBO Asset, 100% of the net proceeds shall be applied toward the principal amount of the USBO Term Note that would otherwise be due at maturity.

               f. Other Terms: The USBO Term Note shall have such other terms and conditions not inconsistent with the foregoing as shall be set forth in the form of USBO Term Note to be Filed 21 days before the Confirmation Hearing.

          4.   CLASS 1D (YORK SECURED CLAIMS).

          Class 1D is not impaired under the Plan, and the holder of the Class 1D Allowed Secured Claim is conclusively presumed to have voted to accept the Plan under section 1126(f) of the Bankruptcy Code. Except as otherwise agreed in writing with the Debtors or the Reorganized Debtor, the holder of the Allowed Secured Claim in Class 1D shall be treated as follows:

               a.  any default other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code shall be cured, without recognition of any default rate of interest or other similar penalty or charge, and upon such cure, no default shall then exist with respect to the Allowed Secured Claim;

               b. the maturity of the Allowed Secured Claim shall be reinstated as the maturity existed before any default without recognition of any default rate of interest or other similar penalty or charge;

               c. the holder of the Allowed Secured Claim shall be compensated for actual damages incurred as a result of any reasonable reliance by the holder on any provision that entitled the holder to accelerate the maturity of the Allowed Secured Claim; and

               d. the legal, equitable, or contractual rights to which the Allowed Secured Claim entitles the holder shall not otherwise be altered.

          5.   CLASS 1E (OTHER SECURED CLAIMS).

          Class 1E is not impaired under the Plan. At the sole election of the Debtors, the holders of Allowed Secured Claims in Class 1E, if any, shall receive either of the following:

               a. The collateral securing the Allowed Secured Claims in full and complete satisfaction of such Allowed Secured Claims or

               b.  (i) Any default other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code shall be cured, without recognition of any default rate of interest or other similar penalty or charge and upon such cure, no default shall then exist with respect to such Allowed Secured Claim; (ii) the maturity of the Allowed Secured Claim shall be reinstated as the maturity existed before any default without recognition of any default rate of interest or other similar penalty or charge; (iii) the holder of the Allowed Secured Claim shall be compensated for any actual damages incurred as a result of any reasonable reliance by the holder on any provision that entitled the holder to accelerate the maturity of the Allowed Secured Claim; and

     (iv) the legal, equitable, or contractual rights to which the Allowed Secured Claim entitles the holder shall not otherwise be altered.

          To the extent the Bankruptcy Court, or any other court of competent jurisdiction, determines, either before or after the Effective Date of the Plan, that any agreement in the form of a lease of real or personal property identified for assumption pursuant to Article V of the Plan is, in fact, a disguised secured transaction, the resulting secured indebtedness arising from such determination shall be treated in accordance with this Section, but only to the extent secured.

          6.   CLASS 1F (SECURED TAX CLAIMS).

          Class 1F is not impaired under the Plan, and each holder of a Class 1F Claim is conclusively presumed to have voted to accept the Plan under section 1126(f) of the Bankruptcy Code. Each holder of an Allowed Secured Claim in Class 1F will be paid in Cash the following amounts: (a) the entire principal amount of such Claim and all accrued interest and penalties through the Petition Date, to the extent allowable (the "Allowed Petition Date Amount") and (b) simple interest on the Allowed Petition Date Amount from the Petition Date to the date of payment at the Reference Rate in effect over that same period, unless such holder agrees in writing to less favorable treatment. The holder of an Allowed Secured Claim in Class 1F shall not be entitled to receive any payment on account of any penalty arising with respect to or in connection with an Allowed Secured Claim in Class 1F. Any such Claim or demand for any such penalty is disallowed and shall be discharged by Confirmation of the Plan and section

1141(d)(1) of the Bankruptcy Code, and the holder of an Allowed Secured
Claim in Class 1F shall not assess or attempt to collect such penalty from the Debtors, the Reorganized Debtor, their affiliates, or their directors or officers.

     C.   TREATMENT OF CERTAIN PRIORITY UNSECURED CLAIMS.

          Class 2 is not impaired under the Plan, and each holder of a Class 2 Claim is conclusively presumed to have voted to accept the Plan under section 1126(f) of the Bankruptcy Code. All holders of Allowed Class 2 Claims shall retain unaltered their legal, equitable, and contractual rights with respect to such Allowed Claims.

     D.   TREATMENT OF GENERAL UNSECURED CLAIMS.

          1.   GENERAL UNSECURED CLAIMS.

          Class 3 is impaired under the Plan. Each holder of a Class 3 Allowed Claim will receive a Pro Rata share of 12,741,000 shares of New HOF Common Stock, representing ninety-three percent (93%) of the New HOF Common Stock to be issued on the Effective Date, subject to dilution by the Series A Warrants, the Series B Warrants, the Series C Warrants, the equity incentive plans for officers, directors, and employees of the Reorganized Debtor described in
Section VI.A.2 hereof, and/or any Additional Bank Group Stock.

          2.   INSURED CLAIMS.

          Class 4 is not impaired under the Plan, and the holders of Class 4 Claims are conclusively presumed to have voted to accept the Plan under section 1126(f) of the Bankruptcy Code. All holders of Class 4 Allowed Claims shall retain unaltered their legal, equitable, and contractual rights to pursue the Debtors' insurance carriers. The Debtors reserve all defenses, cross-claims and counterclaims to such Claims.

     E.   TREATMENT OF EQUITY INTERESTS AND CERTAIN
          RIGHTS RELATED THERETO.

          1.   HOLDERS OF EXISTING HOF COMMON STOCK.

          Class 5A is impaired under the Plan. Each holder of Class 5A Equity Interests shall receive a Pro Rata distribution of the following in exchange for its Existing HOF Common Stock:

               a. 274,000 shares or approximately two percent of the New HOF Common Stock to be issued on the Effective Date, subject to dilution by the Series A Warrants, the Series B Warrants, the Series C Warrants, the equity incentive programs for the officers, directors, and employees of the Reorganized Debtor described in Section VI.A.2. hereof, and/or any Additional Bank Group Stock;

               b.  685,000 Series A Warrants.

          Upon the Effective Date the Equity Interests represented by the Existing HOF Stock shall be deemed canceled and the shares of Existing HOF Stock shall thereafter represent only the right of the holder to receive the appropriate number of shares of New HOF Common Stock and Series A Warrants.

          2.   HOLDERS OF EXISTING SOFRO STOCK.

          Class 5B is unimpaired under the Plan. The holders of the Equity Interests in Class 5B shall retain their legal, equitable and contractual rights unaltered by the Plan. The holders of the Equity Interests in Class 5B are conclusively deemed to have accepted the Plan and therefore shall not be entitled to vote on the Plan.

          3.   HOLDERS OF EXISTING FABRICLAND STOCK.

          Class 5C is unimpaired under the Plan. The holders of the Equity Interests in Class 5C shall retain their legal, equitable and contractual rights unaltered by the Plan. The holders of the Equity Interests in Class 5C are conclusively deemed to have accepted the Plan and therefore shall not be entitled to vote on the Plan.

          4.   HOLDERS OF EXISTING HOFSC STOCK.

          Class 5D is unimpaired under the Plan. The holders of the Equity Interests in Class 5D shall retain their legal, equitable and contractual rights unaltered by the Plan. The holders of the Equity Interests in Class 5D are conclusively deemed to have accepted the Plan and therefore shall not be entitled to vote on the Plan.

          5.   HOLDERS OF EXISTING METROLINA STOCK.

          Class 5E is unimpaired under the Plan. The holders of the Equity Interests in Class 5E shall retain their legal, equitable and contractual rights unaltered by the Plan. The holders of the Equity Interests in Class 5E are conclusively deemed to have accepted the Plan and therefore shall not be entitled to vote on the Plan.

                                      V.

                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

     A.   ASSUMPTION OF EXECUTORY CONTRACTS
          AND UNEXPIRED LEASES.

          1.   ASSUMPTION GENERALLY.

          Except as otherwise provided in the Plan, in any order of the Bankruptcy Court, or in any contract, instrument, release, or other agreement or document entered into by the Debtors or the Reorganized Debtor in connection with the Plan or the Reorganization Cases, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, each of the executory contracts, settlement agreements, and unexpired leases listed on the Schedule of Assumed Contracts (Exhibit V.A.1 hereto), to be Filed before the final hearing to determine the adequacy of the Disclosure Statement, and each executory contract or unexpired lease of the Debtors that is not or has not been assumed or rejected by order of the Bankruptcy Court, is not the subject of a motion to reject as of Confirmation, and is not rejected under Section V.B hereof, are assumed subject to the same rights that the Debtors or the Reorganized Debtor held or holds at, on, or after the Petition Date to modify or terminate such agreements under applicable nonbankruptcy law. Each contract and lease assumed under this Section shall be assumed only to the extent, if any, that it constitutes an executory contract or unexpired lease, and the listing of such contract or lease on Exhibit V.A.1 shall not constitute an admission by the Debtors or the Reorganized Debtor that such contract or lease is an executory contract or unexpired lease or that the Debtors or the Reorganized Debtor have any liability thereunder. To the extent the Bankruptcy Court, or any other court of competent jurisdiction, determines, either before, on, or after the Effective Date of the Plan, that any agreement in the form of a lease of real or personal property identified for assumption in this Article V of the Plan, is, in fact, a disguised secured transaction, the resulting secured indebtedness arising from such determination shall be treated in accordance with Subsection IV.B.5 of the Plan.

          At least fifteen (15) days prior to the final Confirmation Hearing, the Debtors shall provide notice of any amendments to any Exhibit identified in this Article V of the Plan to the parties to the executory contracts or unexpired leases affected thereby and to the parties on the then-applicable special notice list in the Reorganization Cases. Each executory contract and unexpired lease assumed pursuant to this Article V by the Debtors shall revest in and be fully enforceable by the Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law.

          2.   ASSUMPTIONS OF EXECUTORY CONTRACTS
               AND UNEXPIRED LEASES RELATED TO REAL
               PROPERTY.

          The assumption of each executory contract and unexpired lease listed on Exhibit V.A.1 that relates to the use or occupancy of real property shall include the assumption of: (1) all modifications, amendments, supplements, restatements or other written agreements, instruments, or other documents that affect such executory contract or unexpired lease; and (2) all executory contracts or unexpired leases appurtenant to the premises, including without limitation, all separate and common area maintenance agreements, reciprocal easement agreements, easements, licenses, permits, rights, privileges, powers, uses, and any other interests in real estate, rights in rem, or agreements related to such premises or its operation, unless any of the foregoing are specifically rejected pursuant to Section V.B below and are listed on Exhibit V.B.

          3.   APPROVAL OF ASSUMPTIONS.

          The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, revestments and, to the extent not subject to dispute as set forth in section V.A.5 hereof, the "cure" amounts described in this Article V and Exhibit V.A.1 pursuant to section 365 of the Bankruptcy Code effective as of the Effective Date, except as otherwise provided therein.

          4.  OBJECTIONS TO ASSUMPTION OF EXECUTORY
              CONTRACTS AND UNEXPIRED LEASES.

          If any party has any objection to the Debtors' proposed assumption of an executory contract or unexpired lease identified for assumption based on adequate assurance of future performance or on any ground other than the adequacy of the "cure" amount set forth in Exhibit V.A.1, any such objection shall be filed and served within the same deadline and in the same manner established for filing objections to Confirmation.

          Failure to file an objection within the time period set forth above shall constitute consent to the assumption and revestment of those contracts and leases, including an acknowl-edgment that the proposed assumption provides adequate assurance of future performance.

          If any party files an objection to assumption based upon any ground other than the adequacy of the "cure" amount set forth in Exhibit V.A.1, and the Bankruptcy Court ultimately determines that the Debtors cannot assume the executory contract or lease or that the Debtors cannot provide adequate assurance of future performance as proposed or in any modified proposal submitted by the Debtors or the Reorganized Debtor, then the unexpired lease or executory contract shall automatically thereupon be deemed to have been included on Exhibit V.B and shall be rejected pursuant to Section V.B hereof.

          5.   OBJECTIONS TO PROPOSED "CURE" AMOUNTS.

          If any party to an executory contract or unexpired lease listed on
Exhibit V.A.1 (as it may be modified) asserts arrearages or damages pursuant to section 365(b)(1) of the Bankruptcy Code that exceeds the amount set forth in
Exhibit V.A.1, such party must file and serve an objection to the proposed cure amount within the same deadline and in the same manner established for filing objections to Confirmation. Failure to assert arrearages different from the amount set forth on Exhibit V.A.1 within the time period set forth above shall constitute consent to the cure amount set forth in Exhibit V.A.1 and an acknowledgment that the amount identified for "cure" on Exhibit V.A.1 is the amount necessary to cover any and all outstanding defaults under the respective executory contract or unexpired lease to be assumed and an acknowledgment that no other defaults exist under said contract or lease.

          To the extent that any objections to the amounts set forth in Exhibit V.A.1 are timely filed and served and such objections are not resolved between the Debtors and the objecting parties, the Bankruptcy Court shall resolve such disputes at a hearing to be held at a date to be determined by the Bankruptcy Court at the Confirmation Hearing. The resolution of such disputes shall not affect the Debtors' assumption of the contracts or leases that are subject of such a dispute, but rather shall affect only the "cure" amount the Debtors must pay in order to assume such contract or lease. Notwithstanding the prior sentence, if the Debtors in their sole discretion determine that the amount asserted to be the necessary "cure" amount would, if ordered by the Bankruptcy Court, make the assumption of the contract or lease imprudent, then the Debtors may, prior to or at the Confirmation Hearing, elect to (1) reject the contract or lease pursuant to section V.B hereof, or (2) request an expedited hearing on the resolution of the "cure" dispute, exclude assumption or rejection of the contract or lease from the scope of the Confirmation Order, and retain the right to reject the contract or lease pursuant to section V.B hereof pending the outcome of such dispute.

          6.   PAYMENTS RELATED TO ASSUMPTION OF
               EXECUTORY CONTRACTS AND UNEXPIRED
               LEASES.

          If not the subject of dispute pursuant to Section V.A.5 hereof as of Confirmation, any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied by the Debtors, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the amount set forth in Exhibit V.A.1 or such other amount as ordered by the Bankruptcy Court or agreed upon by the Debtors, in Cash within 60 days following the Effective Date or on such other terms as agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute pursuant to Section V.A.5, payment of the amount otherwise payable hereunder shall be made following entry of a Final Order or agreement by the Debtors and the party to the contract or lease.

     B.   EXECUTORY CONTRACTS AND UNEXPIRED LEASES
          TO BE REJECTED.

          Effective as of the Effective Date, the executory contracts and unexpired leases listed on the Schedule of Rejected Contracts (Exhibit V.B hereto), which shall be Filed before the final hearing to determine the adequacy of the Disclosure Statement, shall be rejected. The Debtors may amend Exhibit V.B at any time prior to fifteen (15) days before the final Confirmation Hearing by filing such amendment with the Bankruptcy Court and serving it on parties directly affected by the amendment. Listing a contract or lease by category above or on Exhibit V.B shall not constitute an admission by the Debtors or the Reorganized Debtor that such contract or lease, including related agreements, is an executory contract or unexpired lease or that the Debtors or the Reorganized Debtor have any liability thereunder.

          The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections on the Confirmation Date, pursuant to section 365 of the Bankruptcy Code, effective as of the Effective Date. Any party to an executory contract or unexpired lease identified for rejection as provided herein may, within the same deadline and in the same manner established for filing objections to Confirmation, file any objection thereto. Failure to file any such objection within the time period set forth above shall constitute consent and agreement to the rejection.

     C.   BAR DATE FOR REJECTION DAMAGES.

          If the rejection of an executory contract or unexpired lease pursuant to Section V.B above gives rise to a Claim by the other party or parties to such contract or lease, such Claim, to the extent that it is timely Filed and is a Secured Claim, shall be classified in Class 1E, and to the extent that it is timely filed and is an Unsecured Claim, shall be classified in Class 3; provided, however, that in either event any Claim arising from the rejection shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtor, their affiliates, their successors, or their properties, unless a proof of claim is Filed and served on the Debtors or the Reorganized Debtor within thirty (30) days after the earlier of (a) the date of the entry of the first order of the Bankruptcy Court rejecting the executory contract or unexpired lease, or (b) the Confirmation Date.

     D.   CONTRACTS ENTERED INTO ON OR AFTER
          THE PETITION DATE.

          All contracts, leases, and other agreements entered into by the Debtors in Possession on or after the Petition Date, which agreements have not been terminated in accordance with their terms on or before the Confirmation Date shall revest and remain in full force and effect as against the Reorganized Debtor.


                                      IV.

                              MEANS FOR EXECUTION
                        AND IMPLEMENTATION OF THE PLAN

     A.   CORPORATE ACTION AND FINANCIAL
          RESTRUCTURING.

          1.   ON THE EFFECTIVE DATE:

               a. The Reorganized Debtor shall cause 13,700,000 shares of New HOF Common Stock to be issued and deposited with a stock transfer agent as is required for distribution to Classes 1A, 3 and 5A under the Plan and shall be authorized without further corporate action by its Board of Directors or shareholders to issue such additional shares as are necessary to satisfy the Series A Warrants, the Series B Warrants, the Series C Warrants, the equity incentive plans for its officers, directors, and employees described in Article VI.A.2. of this Plan, and/or any Additional Bank Group Stock.

               b. The Debtors shall execute and deliver to the appropriate entities the USBO Term Note, the Series A Warrant Agreement, the Series B Warrant Agreement, the Series C Warrant Agreement and all documents related thereto or necessary for the implementation thereof.

               c. The Debtors shall be authorized to execute and deliver the Exit Loan Agreement.

               d. Each of Sofro, Fabricland, HOFSC and Metrolina shall be merged into HOF.

               e. The Reorganized Debtor shall authorize, execute and deliver to BofA an indemnity agreement, in a form satisfactory to BofA, in which the Reorganized Debtor agrees to indemnify and hold BofA harmless for any losses it may incur in connection with the termination of the cash management system and related banking accounts.

          2.   PRIOR TO THE EFFECTIVE DATE:

               a. The adoption of revised charter, bylaws or similar constituent documents for the Reorganized Debtor, which shall be Filed with the Court prior to the conclusion of the Confirmation Hearing; the initial selection of directors and officers for the Reorganized Debtor; the adoption, execution, and implementation of employment, retirement, and indemnification agreements, incentive compensation programs (including without limitation equity incentive plans for the officers and/or directors of the Reorganized Debtor, which may include, without limitation, stock options involving the allocation and/or issuance of shares of New HOF Common Stock to the officers, directors, and employees of the Reorganized Debtor (from which there shall be deducted the Additional Bank Group Stock, if any, required to be issued to Class 1A unless the Reorganized Debtor's financial performance is reasonably in conformance with or better than the "upside" projections set forth in Exhibit "E" to the Disclosure Statement, as determined by the Board of Directors of the Reorganized Debtor), a summary of which shall be Filed no later than twenty-one (21) days before the final Confirmation Hearing), retirement income plans, health and welfare benefit plans, and other employee plans and related agreements, if any; and the other matters provided under the Plan involving the corporate structure of the Debtors or the Reorganized Debtor, or corporate action to be taken by or required by the Debtors or the Reorganized Debtor shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of the Debtors or the Reorganized Debtor.

               b. The Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, a Vice President, or the General Counsel of the Debtors or the Reorganized Debtor shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, agreements, documents, certificates, reports, schedules, or other papers, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, agreements approved hereby, or orders of the Bankruptcy Court relating thereto. The Secretary or the Assistant Secretary of the Debtors or the Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions.

               c. The Reorganized Debtor shall amend its charter in conformance with section 303 of the Delaware General Corporation Law and pursuant to section 1123(a)(5)(I) of the Bankruptcy Code. The amended charter or bylaws shall, among other provisions: (i) authorize the issuance of the New HOF Common Stock, the Series A Warrants, the Series B Warrants and the Series C Warrants; (ii) prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code; (iii) provide that the first regular annual meeting of shareholders of Reorganized Debtor following the Effective Date shall take place on a date designated by the Board of Directors of the Reorganized Debtor which shall occur no later than twelve (12) months following the Effective Date; (iv) prohibit the issuance of additional common stock not provided for herein for less than fair market value during the first two years after the Effective Date, and (v) provide that any proposed issuance or series of issuances of additional common stock not provided for herein during the first two years after the Effective Date that exceeds 20 percent, individually or in the aggregate, of the then existing common stock must be approved by a vote of the shareholders of the Reorganized Debtor. The amended charter and bylaws will become effective upon (i) Confirmation of the Plan, (ii) the occurrence of the Effective Date, and
     (iii) the filing with the Delaware Secretary of State of a certificate of amendment reflecting the amendments.

               d. On the Effective Date, or as soon thereafter as is practicable, pursuant to applicable state law, the Reorganized Debtor shall file with the applicable state governmental agencies or offices any required constituent documents for the Reorganized Debtor. Following the Effective Date, except with respect to the election of directors at the first regular annual meeting of shareholders as provided herein, the Reorganized Debtor shall retain the right to take any corporate action in accordance with applicable nonbankruptcy law, including amending its certificates and bylaws pursuant to applicable nonbankruptcy law to provide for the issuance of nonvoting equity securities.

     B.   FUNDING OF PLAN.

          Funds to make Cash payments required to be made under the Plan shall be provided from the funds existing in the Debtors' Estates from whatever source (including tax refunds and proceeds from the sale of the Debtors' real property assets); the proceeds of the Exit Loan Agreement; and funds generated by operation of the Debtors' and the Reorganized Debtor's business.

     C.   REVESTING OF ASSETS.

          Except as otherwise provided in the Plan, agreements entered into in connection therewith, or the Confirmation Order, and provided that all distributions to the holders of Allowed Secured Bank Group Claims and Allowed DIP Secured Claims that are required to be made hereunder on or prior to the Effective Date have in fact been made, on the Effective Date, all property of the Estates shall revest in the Reorganized Debtor, free and clear of all Claims, liens, encumbrances, and other interests of any person; and the Reorganized Debtor may operate its business and may use, acquire, and dispose of property and compromise or settle any Claims or Equity Interests without supervision or approval by the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtor may pay, without application to the Bankruptcy Court, the fees and charges that it (rather than the Debtors' Estates) incurs on or after the Effective Date for professionals' fees, disbursements, expenses, or related support services relating to the Reorganization Cases. From and after the Effective Date, the Reorganized Debtor may use, acquire, and dispose of property without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, except as expressly provided by the Plan, agreements entered into in connection therewith, or the Confirmation Order.

     D.   MANAGEMENT OF REORGANIZED DEBTOR.

          The Board of Directors of the Reorganized Debtor as of the Effective Date shall consist of seven members, including the Chief Executive Officer and Chief Financial Officer of the Reorganized Debtor, the three independent members of the Board of Directors appointed in 1995, and two additional independent members to be appointed after consultation between the Debtors and the Creditors' Committee. The two additional independent directors shall be disclosed prior to the Confirmation Hearing. If it is necessary to fill vacancies of independent directors due to resignations, total disabilities, or deaths at any time prior to the Effective Date, the existing independent directors shall have the sole authority to make such designation or fill such vacancies upon such notice as may be required by the Bankruptcy Court. Subject to any requirement of Bankruptcy Court approval under section 1129(a)(5) of the Bankruptcy Code, all persons designated pursuant to this Section shall be authorized to assume their offices as of the Effective Date and shall be authorized to continue to serve in such capacities thereafter pending further action of the board of directors or stockholders of the Reorganized Debtor in accordance with applicable state law and the Reorganized Debtor's then-existing bylaws and charter. The persons who are officers of the Debtors as of the Effective Date shall assume their respective offices of the Reorganized Debtor, subject to replacement by the directors of the Reorganized Debtor. For a period of three years following the Effective Date, the Board shall have not less than five independent directors. Vacancies occurring in the seats of the independent directors during the three years following the Effective Date shall be filled by a majority vote of the remaining independent directors.

     E.   EXEMPTION FROM CERTAIN TRANSFER TAXES.

          Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer, shall not be subject to any stamp tax, real estate transfer tax, or similar tax. Transfers under the Plan that are exempt from taxation pursuant to section 1146(c) of the Bankruptcy Code include, but are not limited to, the issuance, transfer, assignment, or exchange of New HOF Common Stock, Series A Warrants, Series B Warrants and Series C Warrants; the creation of any mortgage, deed of trust, lien or other security interest; the making, revestment, or assignment of any lease or sublease; and the transfer of property or the making, revestment, or delivery of any deed or other instrument or transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, pledges, mortgages, deeds of trust, or assignments executed in connection with the Plan, agreements entered into in connection therewith, or the Confirmation Order.

     F.   APPLICABILITY OF SECTIONS 1125 AND 1145 OF THE
          BANKRUPTCY CODE TO NEW HOF COMMON STOCK AND OTHER
          SECURITIES ISSUED UNDER THE PLAN.

          The protection afforded by section 1125 of the Bankruptcy Code with regard to the solicitation of acceptances or rejections of the Plan, and with regard to the offer, issuance, sale, or purchase of the New HOF Common Stock or other securities issued to holders of Allowed Claims and Equity Interests under the Plan and distributed pursuant to the Plan including, without limitation, the Initial Bank Group Stock, any and all Additional Bank Group Stock, the Series A Warrants, the Series B Warrants, the Series C Warrants and the New HOF Common Stock to be issued upon exercise of those warrants, shall apply to the full extent provided by law. In addition, the exemption provided in section 1145 of the Bankruptcy Code from the requirements of section 5 of the Securities Act of 1933, 15 U.S.C. (S) 77e, and any state or local law requiring registration for the offer or sale of a security shall apply to the distribution of the New HOF Common Stock or other securities issued under the Plan to the holders of Allowed Claims and Equity Interests including, without limitation, the Initial Bank Group Stock, any and all Additional Bank Group Stock, the Series A Warrants, the Series B Warrants, the Series C Warrants and the New HOF Common Stock to be issued upon exercise of those warrants.

     G.   OBJECTIONS TO CLAIMS.

          All objections to Claims other than objections to Claims in Class 3 and Class 4 shall be Filed and served on the holders of such Claims by the later of: (a) 180 days after the Effective Date, or (b) 180 days after the particular proof of claim has been Filed, except as extended by an agreement between the claimant and the Reorganized Debtor, or by order of the Bankruptcy Court upon a motion filed by the Reorganized Debtor, with notice of such motion to be served upon the Office of the United States Trustee and those holders of Disputed Claims directly affected by the motion. All objections to Class 3 Claims shall be Filed and served on the holders of such Claims by the later of (a) 90 days after the Effective Date or (b) 90 days after the particular proof of claim has been Filed, except as extended by an agreement between the claimant and the Reorganized Debtor, or by order of the Bankruptcy Court upon a motion filed by the Reorganized Debtor, with notice of such motion to be served upon the Office of the United States Trustee and those holders of Disputed Claims directly affected by the motion. If an objection to a proof of claim that relates to a Disputed Claim has not been Filed by the objection bar dates established in this
Section VI.G, the Claim to which the proof of claim relates shall be treated as an Allowed Claim for purposes of distribution under the Plan.

     H.   DISCHARGE OF DEBTORS AND INJUNCTION.

          Except as otherwise provided in the Plan, subject to applicable case law and constitutional principles, and conditioned upon the occurrence of the Effective Date, the rights af-forded in the Plan and the treatment of all Claims therein shall be in exchange for, and in complete satisfaction, discharge, and release of, all Claims, including without limitation, all Administrative Claims, Secured Claims, Priority Tax Claims, other priority Claims, and Unsecured Claims, including any interest accrued on such Claims, whether before or after the Petition Date, against the Debtors, the Debtors' Estates, the Debtors in Possession and the Reorganized Debtor, or any of their assets or properties, and shall terminate all Equity Interests of any nature whatsoever in HOF. Except as otherwise provided in the Plan, (1) on the Effective Date, all substantive rights or obligations of the Debtors under any Equity Interests in HOF shall be terminated, and the Debtors shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims that arose before the Confirmation Date, including without limitation all Administrative Claims, Secured Claims, Priority Tax Claims, other priority Claims, and Unsecured Claims, including any interest accrued on such Claims before and after the Petition Date against the Debtors and the Debtors in Possession, or any of their assets or properties, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a proof of Claim or proof of Equity Interest based on such Claim, Administrative Claim, or Equity Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim, Administrative Claim, or Equity Interest is allowed or deemed allowed pursuant to the Bankruptcy Code, or (c) the holder of a Claim, Administrative Claim, or Equity In-terest has voted to accept the Plan; and (2) all persons shall be enjoined permanently by section 524 of the Bankruptcy Code from asserting against the Reorganized Debtor, its successors, or its assets or properties, any other or further Claims, Administrative Claims, or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date, and such discharge shall void any judgment against the Debtors or the Reorganized Debtor at any time obtained to the extent that it relates to a Claim, Administrative Claim, or Equity Interest discharged or terminated.

          Except as otherwise provided in the Plan and subject to applicable case law and constitutional principles, on and after the Effective Date, all persons who have held, currently hold, or may hold a Claim, Administrative Claim, or Equity Interest discharged or terminated pursuant to the terms of the Plan are enjoined permanently by section 524 of the Bankruptcy Code from taking any of the following actions on account of any such discharged Claim or terminated Equity Interest: (1) commencing or continuing in any manner any action or other proceeding against the Debtors, the Reorganized Debtor, their successors, or their assets or properties; (2) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtors, the Reorganized Debtor, their successors, or their assets or properties; (3) creating, perfecting, or enforcing any lien or encumbrance against the Debtors, the Reorganized Debtor, their successors, or their assets or properties; (4) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due to the Debtors, the Reorganized Debtor, their successors, or their assets or properties; and (5) commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any person violating such injunction may be liable for actual damages, including costs and attorneys' fees and, in appropriate circumstances, punitive damages.

          The provisions of this Plan shall be binding upon and govern the acts of all persons including, without limitation, all holders of Claims, Administrative Claims, and Equity Interests, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons who may be required by operation of law, the duties of their office, or contract to accept, file, register, or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the assets of the Debtors, the Debtors' Estates, or the Reorganized Debtor.

     I.   PRESERVATION OF RIGHTS OF ACTION.

          Except as provided in Section VI.J hereof or in any other contract, instrument, release (including without limitation the Release of Claims), or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall be revested with, shall retain and may enforce any claims, rights, or causes of action, including rights or causes of action arising under the Bankruptcy Code, that the Debtors or their Estates may hold against any person. The Reorganized Debtor or its successors may pursue such retained claims, rights, or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtor or its successors holding such rights of action.

     J.   LIMITATION OF LIABILITY.

          Neither the Debtors, the Reorganized Debtor, the Creditors' Committee, the Equity Committee, nor any of their respective officers, directors, employees, trustees, members, or agents, nor any Professional Persons employed by one or more of them, shall have or incur any liability to any person for any act taken or omission made in good faith in connection with or related to the postpetition administration of the Debtors' cases, including, but not limited to, the formulation, implementation, confirmation, or consummation of the Plan, the Disclosure Statement, or any security contract, instrument, release, or other agreement or document created in connection with the Plan, or regarding any distributions made pursuant to the Plan.

          All distributions to holders of Allowed Secured Bank Group Claims and Allowed DIP Secured Bank Group Claims are indefeasible and are not and shall not be preferences or fraudulent transfers within the meaning of 11 U.S.C. (S) 547 or (S) 548 or otherwise avoidable in any subsequent case under title 11 of the United States Code affecting the Reorganized Debtor.

                                     VII.

                                 DISTRIBUTION

     A.   GENERAL.

          1.   DISBURSING AGENTS.

          Persons approved by the Debtors or the Reorganized Debtor, such as a stock transfer agent for the New HOF Common Stock or other entity for the distribution of other property, shall act as Disbursing Agents under the Plan. Any such Disbursing Agent may, with the prior approval of the Reorganized Debtor, employ or contract with other persons to assist in or to perform the distribution required. Each Disbursing Agent shall serve without bond, except as required by the Reorganized Debtor, and each third party hired as a Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtor, on terms acceptable to the Reorganized Debtor.

          2.   TRANSMITTAL OF DISTRIBUTIONS TO PARTIES
               ENTITLED THERETO.

          All distributions shall be deemed made upon placing such distribution in the United States mail, postage prepaid, except distributions to holders of Allowed Secured Bank Group Claims and Allowed DIP Secured Bank Group Claims, which shall be made by wire transfers for distributions of Cash and by personal delivery for distributions of share certificates. Wire transfer instructions and delivery addresses for share certificates shall be provided by BofA in writing to the Debtors or the Reorganized Debtor at least one business day before a distribution.

          Except as otherwise provided in the Plan, any property to be distributed on account of an Allowed Claim, Allowed Administrative Claim, allowed reclamation Claim or Allowed Equity Interest shall be distributed by mail as follows: (a) except in the case of the holder of a share of stock for which there is a stock transfer agent, to (i) the latest mailing address Filed of record for the party entitled thereto or to a holder of a power of attorney designated by the holder of the Allowed Claim, Allowed Administrative Claim, allowed reclamation Claim or Allowed Equity Interest to receive such distributions, or (ii) if no such mailing address has been so Filed, the mailing address reflected on the Schedules of Assets and Liabilities or in Reorganized Debtor's books and records; or (b) in the case of the holder of a share of stock for which there is a stock transfer agent, in accordance with the terms of any agreements governing distributions with respect to such share of stock, to the latest mailing address maintained of record by the pertinent stock transfer agent, or, if no mailing address is maintained of record, to the pertinent stock transfer agent.

          3.   NO FRACTIONAL SHARES.

          Notwithstanding any other provision of the Plan, only whole numbers of shares of New HOF Common Stock or Warrants shall be distributed. With regard to the initial and all subsequent distributions of New HOF Common Stock or Warrants, all Allowed Claims or Allowed Equity Interests of a holder in a particular Class shall be aggregated and treated as one Allowed Claim or

Allowed Equity Interest for purposes of distribution. If any calculated distribution on account of such Allowed Claim or Allowed Equity Interest would otherwise result in the distribution of a number of shares of New HOF Common Stock or Warrants that is not a whole number, then the actual distribution of shares of such stock or such warrants shall be rounded to the nearest whole number unless such rounding results in a Class of Allowed Claims or Allowed Equity Interests receiving more than the aggregate number of shares or warrants allotted for distribution to that Class. In such a case, the actual distribution of shares and warrants shall be rounded so that the total amount of shares or warrants distributed to the Class will be no more than the amount allotted for distribution in that Class. Holders of Allowed Claims or Allowed Equity Interests that would be entitled to fractional shares of New HOF Common Stock or to fractional Warrants but for this provision shall receive no consideration therefor because such amount would be de minimis.

          4.   TIMING OF DISTRIBUTIONS.

          Except as otherwise provided herein (including without limitation the strict timing provisions governing distributions to holders of Allowed Secured Bank Group Claims and to holders of Allowed DIP Secured Bank Group Claims), distributions of property to be made under the Plan on account of an Allowed Claim or Allowed Equity Interest will occur on or as soon as practicable after the later of (a) the date on which the Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest and (b) the Effective Date.

          5.   COMPLIANCE WITH TAX REQUIREMENTS.

          In connection with the Plan, to the extent applicable, each Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such applicable withholding and reporting requirements.

          The Disbursing Agent may withhold the distribution due to any holder of an Allowed Claim or Allowed Equity Interest until such time as such holder provides the necessary information to comply with any withholding requirements of any governmental unit, or provides to the Disbursing Agent the Cash necessary to comply with any applicable withholding requirements. Any property so withheld will then be paid by the Disbursing Agent to the appropriate taxing authority.

          6.   NO DISTRIBUTIONS ON ACCOUNT OF DISPUTED
               CLAIMS PENDING ALLOWANCE.

          Notwithstanding any other provision of the Plan, no payments or distributions shall be made on account of a Disputed Claim unless and until the Disputed Claim has become an Allowed Claim by way of (a) a Final Order allowing the Claim, to the extent allowed, (b) listing of the Claim in a Filed supplement to the Allowed Claims List following (i) settlement of the Claim between the Debtors and the holder of the Claim (after notice to the Creditors' Committee and an opportunity to be heard) or (ii) determination by the Debtors that the objection should not be pursued, (c) lapse of the time within which an objection to the Claim could be Filed without any such objection being Filed, or (d) withdrawal of an objection to the Claim by the Debtors after the deadline for objecting to such Claim, as set forth in Section VI.G, has passed.

          7.   INITIAL DISTRIBUTION OF NEW HOF COMMON
               STOCK AND DISPUTED CLAIMS
               RESERVE.

          When the Disbursing Agent makes the initial distribution of New HOF Common Stock it shall distribute property only to holders of Claims that are Allowed Claims or Equity Interests that are Allowed Equity Interests at the time of the distribution as described in the definitions of "Allowed Claim" and "Allowed Equity Interest." With respect to Class 3, the total amount of property initially distributed to holders of Allowed Class 3 Claims shall equal
(a) 12,741,000 shares divided by the sum of (i) all Class 3 Allowed Claims plus
(ii) Class 3 Disputed Claims plus (iii) $50,000 or such greater amount as the Bankruptcy Court determines at the Confirmation Hearing is an appropriate amount to reserve for Claims that may arise from rejections of executory contracts and unexpired leases under the Plan, multiplied by (b) the sum of all Class 3 Allowed Claims (the "Initial Distribution"); such property to be distributed Pro Rata to the holders of then-existing Class 3 Allowed Claims. The Disbursing Agent shall withhold from the property to be distributed in that Initial Distribution, and shall place in the Disputed Claims Reserve, an amount equal to
(a) 12,741,000 shares divided by the sum of (i) all Allowed Class 3 Claims plus
(ii) Class 3 Disputed Claims plus (iii) $50,000 (or such other amount as determined by the Bankruptcy Court) multiplied by (b) the sum of all Class 3 Disputed Claim amounts.

          8.   CLASS 3 DISTRIBUTIONS AFTER ALLOWANCE.

          If and when a Class 3 Disputed Claim becomes a Class 3 Allowed Claim, the holder of such Claim shall receive a distribution of property in accordance with the provisions of this Plan in an amount that bears the same ratio to the amount of that holder's Allowed Claim as prior distributions to holders of previously Allowed Claims in Class 3 bore to the amounts of their Allowed Claims.

          9.   CLASS 3 SUBSEQUENT AND FINAL
               DISTRIBUTIONS.

          The Disbursing Agent shall make a subsequent Pro Rata distribution to holders of previously Allowed Class 3 Claims if and when 33 percent of the aggregate amount of Class 3 Disputed Claims that exist on the Effective Date have been disallowed, that distribution to be made from the New HOF Common Stock reserved for those disallowed Disputed Claims in the Disputed Claims Reserve. The Disbursing Agent shall make another such distribution if and when 67 percent of the aggregate amount of Class 3 Disputed Claims that exist on the Effective Date have been disallowed. Notwithstanding the foregoing, the Debtor may authorize the Disbursing Agent to make earlier or additional interim distributions. As soon as practicable after all Disputed Claims in Class 3 have been resolved, any remaining property to be distributed to Class 3 shall be distributed Pro Rata among the holders of Class 3 Allowed Claims.

          10.  TREATMENT OF CONTINGENT CLAIMS.

          No reserve shall be established for any contingent Claim unless a Final Order requires such reserve. If a contin-gent Claim becomes fixed and absolute, to the extent the Claim may be Allowed, the holder of such contingent Claim shall receive only distributions to which it may be entitled pursuant to section 502(j) of the Bankruptcy Code. In the event a contingent Claim is entitled to distributions pursuant to section 502(j) of the Bankruptcy Code, such Claim shall receive a Pro Rata distribution in the proportion it bears to all other Allowed Claims of the same Class.

     B.   UNDELIVERABLE DISTRIBUTIONS.

          1.   HOLDING AND INVESTMENT OF UNDELIVERABLE
               DISTRIBUTIONS.

          If any distribution is returned to the Reorganized Debtor or a Disbursing Agent as undeliverable, no further distributions shall be made to the holder of the Allowed Claim or Allowed Equity Interest on account of which such distribution was made unless and until the Reorganized Debtor or the Disbursing Agent, as the case may be, is notified in writing of such holder's then-current address. Undeliverable distributions shall remain in the possession of the Reorganized Debtor or the Disbursing Agent, as the case may be, until such time as a distribution becomes deliverable. Undeliverable New HOF Common Stock, warrants for the purchase of New HOF Common Stock, and Cash shall be held in trust for the benefit of the potential claimants of such securities or Cash in an amount sufficient to fund the unclaimed amounts of such securities or Cash, and shall be accounted for separately.

          2.   FAILURE TO CLAIM UNDELIVERABLE
               DISTRIBUTIONS.

          The Allowed Claim or Allowed Equity Interest of any holder that does not present a demand for an undeliverable distribution within five (5) years from the Confirmation Date shall be discharged; and the holder thereof shall be forever barred from asserting any such entitlement against the Disbursing Agent, the Debtors, the Reorganized Debtor, or their assets or properties. In such cases: (a) any Cash held for distribution on account of such Allowed Claim and any interest earned thereon shall be property of the Reorganized Debtor, free of any restrictions thereon; and (b) any New HOF Common Stock or warrants for the purchase of New HOF Common Stock held for issuance on account of such Allowed Claim or Allowed Equity Interest shall be canceled. To the extent that such undeliverable Cash or New HOF Common Stock is held by a Disbursing Agent, it shall return such Cash or securities to the Reorganized Debtor. Any securities returned pursuant to this provision shall be canceled. Nothing contained in the Plan shall require the Reorganized Debtor or the Disbursing Agent to attempt to locate any holder of an Allowed Claim or Allowed Equity Interest, other than to mail distributions to the Allowed Claim holder's or Equity Interest holder's last known address as provided in Section VII.A.2.

     C.   ESTIMATION OF UNLIQUIDATED AND DISPUTED CLAIMS.

          As to any unliquidated Disputed Claim, including Claims based upon rejection of executory contracts or leases, or other Disputed Claims, the Bankruptcy Court, upon motion by the Debtors, may estimate as provided herein the likely maximum amount of the Disputed Claims. In addition, the Bankruptcy Court, upon motion by the Debtors and noticed on the holders of such Claims to be estimated, may determine an amount sufficient to reserve for such Claim. With respect to Claims arising from the rejection of executory contracts and unexpired leases pursuant to
Section V.B of the Plan, the estimated maximum amount of all such Claims for purposes of establishing a reserve for such Claims shall be $50,000.

          An estimation may be made for purposes of both allowance for voting and, except with respect to insured Claims classified herein in Class 4, reserves for distribution. A person whose Claim is estimated shall not have any recourse against the holders of New HOF Common Stock, holders of Existing HOF Common Stock, any person receiving a distribution under the Plan, or any assets distributed on account of any Allowed Claims or Equity Interests, even if such person's Claim, as finally Allowed, exceeds the maximum estimated amount thereof. THUS, THE BANKRUPTCY COURT'S ESTIMATION FOR THE PURPOSE OF DISTRIBUTION ON ACCOUNT OF A DISPUTED CLAIM OR GROUP OF DISPUTED CLAIMS WILL LIMIT THE DISTRIBUTION TO BE MADE THEREON, REGARDLESS OF THE AMOUNT FINALLY DETERMINED TO BE DUE ON ACCOUNT OF SUCH DISPUTED CLAIM(S).

                                     VIII.

                                 EFFECTIVE DATE

          The Effective Date shall occur on a date selected by Debtors:

               (a) that is on or after the first business day on which no stay of the Confirmation Order is and remains in effect;

               (b) that is at least ten (10) days (as calculated in accordance with Bankruptcy Rule 9006(a)) following the Confirmation Date;

               (c) on which the Debtors have sufficient funds available to make the Cash distributions that are required to be made on or as soon as practicable after the Effective Date;

               (d) on which all payments of Cash to the holders of Allowed DIP Secured Bank Group Claims and Allowed Secured Bank Group Claims that are required to be made on the Effective Date are made;

               (e) on which all Initial Bank Group Stock is issued and delivered to the holders of Allowed Secured Bank Group Claims;

               (f) on which the Debtors deliver one original, fully executed and authorized Release of Claims to each person to be released thereunder;

               (g) on which the Debtors (1) terminate and close all "cash management system" accounts and related banking business activities with BofA described in the "Emergency Motion for Order Authorizing Debtors and Debtors in Posses-sion to Maintain Their Cash Management System and Certain Related Bank Accounts, As Modified," and in the papers filed in connection therewith, and (2) provide BofA with the indemnity agreement required under Section VI.A.1.e. hereof;

               (h) on which the aggregate amount of all Allowed Class 3 Claims is at least 75 percent of the sum of all Allowed Class 3 Claims plus all Disputed Class 3 Claims (the calculation of which (i) will not include any claims asserted as a result of the Debtors' rejection of contracts or leases that become or became effective after December 31, 1995, (ii) will assume the disallowance of any Class 3 Claims that are disallowed pursuant to the Plan, and (iii) will use the reduced or liquidated amount of any Disputed Claim as estimated by the Bankruptcy Court for reserve purposes pursuant to Section VII.C); and

               (i)  that is not later than July 31, 1996.

          Provision (f) above may be waived in a writing by Class 1A after a vote by its members tabulated in accordance with Bankruptcy Code section 1126(c), which writing must be Filed and served upon the Debtors and Creditors' Committee. Provision (g) may be waived in a writing by BofA, Filed and served upon the Debtors, Bank Group and Creditors' Committee. Provision (h) above may be waived in a joint writing by the Debtors and Creditors' Committee, Filed and served on the Bank Group and the Office of the United States Trustee. Provision
(i) above may be waived in a joint writing by the Debtors, Creditors' Committee and Class 1A after a vote by its members tabulated in accordance with Bankruptcy Code section 1126(c), which writing must be Filed and served on the Office of the United States Trustee.


                                      IX.

                             CONFIRMATION REQUEST

          The Debtors reserve the right to request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code if an impaired Class of Claims or Equity Interests votes to reject the Plan. If an impaired Class of Claims or Equity Interests votes to reject the Plan, the Plan may not be confirmed unless the requirements of section 1129(b) of the Bankruptcy Code are satisfied, as to be determined by the Bankruptcy Court at the Confirmation Hearing.


                                      X.

                           RETENTION OF JURISDICTION

          Following Confirmation, except as provided below, the Bankruptcy Court may retain such jurisdiction as is legally permissible after Confirmation, including, without limitation, for the following purposes:

          1. To determine the allowability, classification, or priority of Claims and Equity Interests upon objection by the Reorganized Debtor or any other party in interest entitled to raise such objection;

          2. To construe and to take any action to enforce and execute the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, issue such orders as may be necessary for the implementation, execution, performance, and consummation of the Plan and all matters referred to herein, and determine all matters that may be pending before the Bankruptcy Court in the Reorganization Cases on or before the Effective Date with respect to any person;

          3. To protect the property of the Estates revesting in the Reorganized Debtor from Claims against, or interference with, such property, including actions to quiet or otherwise clear title to such property based upon the terms and provisions of this Plan, or to determine the Reorganized Debtor's exclusive ownership of claims and causes of action revested or retained under the Plan;

          4. To determine any and all applications for allowance of compensation and expense reimbursement of Professional Persons for periods on or before the Effective Date;

          5.  To determine any other request for payment of Administrative
Claims;

          6. To resolve any dispute regarding the implementation, execution, consummation, or interpretation of the Plan;

          7. To determine motions for the rejection, assumption, or assignment of executory contracts or unexpired leases, and to determine the allowance of any Claims resulting from the rejection of executory contracts and unexpired leases;

          8. To determine all applications, motions, adversary proceedings, contested matters, and any other litigated matters instituted prior to the closing of these cases;

          9. To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order;

          10. To modify the Plan under section 1127 of the Bankruptcy Code, to remedy any defect or omission in the Plan, or to reconcile any inconsistency in the Plan so as to carry out its intent and purposes;

          11. To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any person; and

          12. To issue such orders in aid of consummation of the Plan and the Confirmation Order, notwithstanding any otherwise applicable nonbankruptcy law, with respect to any person, to the full extent authorized by the Bankruptcy Code.

          The Bankruptcy Court shall not retain jurisdiction to determine the Stock Fair Market Value.


                                      XI.

                           MISCELLANEOUS PROVISIONS

     A.   AMENDMENT AND MODIFICATION OF THE PLAN.

          The Plan may be amended or modified before the Effective Date only by the Debtors or, following the Effective Date, only by the Reorganized Debtor, and only to the extent provided in section 1127 of the Bankruptcy Code.

     B.   WITHDRAWAL OR REVOCATION OF THE PLAN.

          The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation of the Plan never occurs, then the Plan shall be null and void. Until the Plan is confirmed and the Effective Date occurs, nothing contained herein shall: (1) constitute a waiver or release of any claims by or against, or any Equity Interests in, the Debtors; or (2) prejudice in any manner the rights of Debtors in any proceedings.

     C.   SECTION 1111(B)(2) ELECTION.

          An election pursuant to section 1111(b)(2) of the Bankruptcy Code may be made, at the election of a holder of a Secured Claim, for purposes of this Plan only, and shall not affect the rights of such holder making an election with respect to any other plan of reorganization Filed or to be Filed in the Reorganization Cases. A holder of a Secured Claim who makes an election pursuant to section 1111(b)(2) for purposes of this Plan may revoke such election at any time during the 20 days immediately following the Filing with the Bankruptcy Court of any amendments to the Plan that materially alter the rights of such holder, as to be determined by the Bankruptcy Court. Notice of any revocation permitted herein shall be Filed with the Bankruptcy Court and served upon the Debtors, the Creditors' Committee, and the Bank Group during the time specified herein.

     D.   CREDITORS' COMMITTEE AND EQUITY COMMITTEE.

          On the Effective Date, or on such later date on which the final distribution to Class 5A is made, the Equity Committee shall be dissolved and thereafter shall have no further participation in the Reorganization Cases. After the Effective Date, the Creditors' Committee shall remain in existence for the sole purposes of monitoring and, if necessary, appearing in the Bankruptcy Court with respect to, the Class 3 Claims resolution and distribution processes. The Reorganized Debtor shall pay, without the need for Bankruptcy Court approval, the reasonable fees and expenses of Creditors' Committee members and Professional Persons retained by the Creditors' Committee for services related to the monitoring of and, if necessary, appearing in the Bankruptcy Court with respect to, the Class 3 Claims resolution and distribution processes, up to a maximum of $10,000 per month or such greater amount as may be awarded by the Bankruptcy Court pursuant to the following sentence, until dissolution of the Creditors' Committee. In the event that the Creditors' Committee reasonably determines that it needs to become involved in litigation in the Bankruptcy Court to fulfill its purposes of monitoring the Class 3 Claims resolution and distribution processes, its members and Professional Persons may seek approval from the Bankruptcy Court of reasonable compensation greater than $10,000 per month for services reasonably necessary in such litigation. Upon the final distribution from the Disputed Claims Reserve, the Creditors' Committee shall be dissolved and thereafter shall have no further participation in the Reorganization Cases. Notwithstanding the foregoing, at all times the Creditors' Committee and Equity Committee shall have standing to appear and be heard at any hearing on allowance of final compensation of Professional Persons.

     E.   SUCCESSORS AND ASSIGNS.

          The rights, benefits, and obligations of any person named or referred to in the Plan shall be binding on, and shall inure to the benefit of and be binding on, the heirs, executors, administrators, successors, or assigns of such person.

     F.   SEVERABILITY OF PROVISIONS OF THE PLAN.

          The provisions of this Plan shall not be severable unless such severance is agreed to in writing by the Debtors or the Reorganized Debtor and such severance constitutes a permissible modification of the Plan pursuant to section 1127 of the Bankruptcy Code.

                              HOUSE OF FABRICS, INC.,
                              a Delaware Corporation, Debtor

Dated:  May ___, 1996         By_________________________________
                                 Gary L. Larkins, President and
                                 Chief Executive Officer


                              SOFRO FABRICS, INC., a Nevada
                              Corporation, Debtor


Dated:  May ___, 1996         By_________________________________
                                 Gary L. Larkins, President and
                                 Chief Executive Officer


                              FABRICLAND, INC., an Oregon
                              Corporation, Debtor


Dated:  May ___, 1996         By_________________________________
                                 Gary L. Larkins, President and
                                 Chief Executive Officer


                              HOUSE OF FABRICS OF SOUTH CAROLINA, INC., a South Carolina Corporation, Debtor


Dated:  May ___, 1996         By_________________________________
                                 Gary L. Larkins, President and
                                 Chief Executive Officer



                              METROLINA EXPRESS, INC., a South Carolina
                              Corporation, Debtor


Dated:  May ___, 1996         By_________________________________
                                 Gary L. Larkins, President and
                                 Chief Executive Officer

SUBMITTED BY:



____________________________________
MICHAEL A. MORRIS, a Member of
STUTMAN, TREISTER & GLATT
PROFESSIONAL CORPORATION
Reorganization Counsel for Debtors
and Debtors in Possession